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                                   EXHIBIT 15

July 28, 2004

USG Corporation
125 South Franklin Street
Chicago, Illinois 60606

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of USG Corporation and subsidiaries for the three month and six month periods ended June 30, 2004 and 2003, as indicated in our report dated July 28, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, is incorporated by reference in Registration Statement Nos. 33-40136, 33-64217, and 33-60563 (as amended) on Form S-3, Registration Statement Nos. 33-22581 (as amended), 33-22930, 33-36303, 33-52715, 33-63554, and 33-65383 on Form S-8, and
Registration Statement Nos. 33-52573 on Form S-1.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Chicago, Illinois